Exhibit 99.1
Transcript: Godlasky Interview for Aviva plc intranet

Interview:	AmerUs Group’s chairman, president & CEO, Thomas C. Godlasky
Audience:	Aviva plc employees via intranet
On transcript:	Sandy Warr, continuity presenter
Mark Webster, interviewer
Tom Godlasky, interviewee
Sandy Warr: Remember last month Aviva’s group chief executive Richard Harvey recorded a special edition of the programme following the announcement to acquire US life insurer AmerUs. I’m delighted to say that on a recent visit to London, Aviva Live was able to catch up with Tom Godlasky, chairman, president and CEO of AmerUs, to learn more about the company and why this is such a positive business move for Aviva.
Mark Webster: Perhaps I ought to start off by asking you what you’ve actually been up to over the last month.
Tom Godlasky: Well, since the announcement, the first step that I took was to go to Boston and meet with our counterparts in Boston with Aviva USA. That was a very positive meeting, and we’re looking forward to working with them further. Additionally, we would then begin to reach out to other important constituents that we deal with, some of the producer groups both on the AmerUs side and going forward, on the Aviva USA side.
Mark Webster: From an AmerUs point of view, what does the new relationship with Aviva herald?
Tom Godlasky: Well, we’re really excited because there are clearly certain aspects as we grow our business that we’ll be able to achieve with the Aviva combination that we wouldn’t be otherwise. Aviva brings solid brand recognition, great ratings, and allows us to grow our business rather substantially in areas that we otherwise wouldn’t be able to do as an independent company. So we’re really excited about the possibilities.
Mark Webster: Well, in terms of corporate strategy, to what extent do you feel that your corporate strategy at AmerUs is in line with what’s happening at Aviva? And what do you say to your employees who might be nervous about the prospect of change?
Tom Godlasky: Well, first of all I think our strategies are completely aligned. We’re trying to generate economic growth and shareholder value as an independent company, and clearly our business strategy aligns with Aviva’s. We’re trying to create value for our shareholders.
Secondly, with regard to the employees concerned about what does this mean to them, the relationship over a very short period of time with the senior management of Aviva has just been outstanding, and I expect that to continue as we go forward. Again, both corporately the strategies, the cultures are aligned, and that makes for a good mix.
Mark Webster: Now the next few months inevitably are going to be very hectic for you and for everybody else involved in this process of change. Personally how will you handle it, and how would you describe your style of leadership?
Tom Godlasky: Well, I think that the leader is very important in this role, and from my perspective there are a couple of items that I look at. First of all, we’re going to try to grow the business, so I’ve got to articulate how we’re going to go about that as we move forward through the integration process and then beyond that as a combined company, and the best way I can do that is continue to communicate, communicate, communicate the strategy over and again so it drives down further in the organisation, and everybody understands exactly where we’re going and how we’re going to achieve that.
Mark Webster: Tom Godlasky, thank you very much for communicating with us.
Tom Godlasky: You bet. Thank you.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of AmerUs Group Co. by Aviva plc. In connection with the proposed acquisition, AmerUs Group will file with or furnish to the Securities and Exchange Commission all relevant materials, including a definitive proxy statement on Schedule 14A. AmerUs Group filed a preliminary proxy statement with the Securities and Exchange Commission on August 11, 2006. SECURITY HOLDERS OF AMERUS GROUP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING AMERUS GROUP’S DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Security holders may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed or furnished by AmerUs Group at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, free copies of the definitive proxy statement (when it becomes available) and other documents will also be available on AmerUs Group’s website at www.amerus.com. The definitive proxy statement and other relevant documents may also be obtained for free from AmerUs Group by directing such request to Investor Relations, AmerUs Group, PO Box 1555, Des Moines, Iowa 50306-1555. The contents of the websites referenced above and below under “Participants in Solicitation” are not deemed to be incorporated by reference into the definitive proxy statement.

Participants in Solicitation
AmerUs Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information regarding all of AmerUs Group’s participants in the solicitation is included in the preliminary proxy statement filed by AmerUs Group with the Securities and Exchange Commission on August 11, 2006, as may be supplemented or amended by the definitive proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from AmerUs Group at www.amerus.com or by directing such request to the address provided in the section above.
Cautionary Statement Regarding Forward-Looking Statements
This document contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar and related expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on AmerUs Group. Such forward-looking statements are not guarantees of future events. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: (1) the shareholders of AmerUs Group may not approve the merger agreement at the special shareholder meeting; (2) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (3) the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; or (4) other factors that may be referred to in AmerUs Group’s reports filed with or furnished to the Securities and Exchange Commission from time to time. There can be no assurance that other factors not currently anticipated by AmerUs Group will not materially and adversely affect future events. Security holders are cautioned not to place undue reliance on any forward-looking statements made by AmerUs Group or on its behalf. Forward-looking statements speak only as of the date the statement was made. AmerUs Group undertakes no obligation to update or revise any forward-looking statement.